EXHIBIT 12


                             Lockheed Martin Predecessor Businesses
                           Computation of Ratio of Earnings to Fixed Charges
                                 (in thousands, except for ratio data)


                                             For the three months
                                                Ended March 31,                           Years Ended December 31,
                           ----------------------------------  ----------------------------------------------------
                                        Proforma                            Proforma
                                          1997        1997        1996        1996        1996         1995         1994
                                       ----------  ----------  ----------  ----------  -----------  -----------  -----------


Earnings:
 Income before income taxes   . . .     ($900)      ($505)      ($352)       $15,400      $19,494     $  174       $ 2,929
 Add:
  Interest expense  . . . . . . . .    10,200       8,441       2,028         40,600       24,197      4,475         5,450
  Interest component of rent
   expense  . . . . . . . . . . . .       851         851         383          2,832        2,832      1,591         1,866
                                      -------      ------      ------        -------       -------    ------       -------
 Earnings   . . . . . . . . . . . .   $10,151      $8,787      $2,059        $58,832       $46,523    $6,240       $10,245
                                      =======      ======      ======        =======       =======    ======       =======

Fixed Charges:
  Interest expense  . . . . . . . .   $10,200      $8,441      $2,028        $40,600       $24,197    $4,475       $ 5,450
  Interest component of rent
   expense  . . . . . . . . . . . .       851         851         383          2,832         2,832     1,591         1,866
                                      -------      ------      ------        -------        -------   ------       -------
 Fixed charges  . . . . . . . . . .   $11,051      $9,292      $2,411        $43,432       $27,029    $6,066       $ 7,316
                                      =======      ======      ======        =======       =======    ======       =======

Ratio of earnings to fixed charges        N/A         N/A         N/A           1.35x         1.72x     1.03x        1.40x
                                          ===         ===         ===          =====         =====     =====         =====